Exhibit (h)(55)

VULCAN VALUE PARTNERS, LLC LETTERHEAD

August 9, 2012

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Vulcan Value Partners Fund and Vulcan Value Partners Small Cap Fund (the “Funds”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms Vulcan Value Partners, LLC’s (the “Adviser”) agreement with the Trust to contractually limit the total amount of the Management Fee and Other Expenses (as such terms are defined in Item 3 of Form N-1A) that it is entitled to receive from each Fund.

To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) with respect to either Fund (exclusive of Acquired Fund Fees and Expenses (if any), brokerage expenses, interest expense, taxes and extraordinary expenses) (“Designated Annual Fund Operating Expenses”) exceed 1.25% of such Fund’s average daily net assets for a particular fiscal year of the Fund, the Adviser will reduce the Management Fee and/or Other Expenses otherwise payable to the Adviser with respect to such Fund for such fiscal year by an amount equal to such excess, and/or the Adviser shall reimburse the Fund by the amount of such excess.

The Adviser agrees that the foregoing fee waiver and reimbursement agreement for each Fund are effective as of September 1, 2012 and shall continue through August 31, 2013.

If the Adviser foregoes any fees and/or reimburses a Fund pursuant to this letter agreement with respect to a particular fiscal year, then the Adviser shall be entitled to recover from the Fund the amount foregone or reimbursed to the extent Designated Annual Fund Operating Expenses are less than 1.25% of the Fund’s average daily net assets during any fiscal year following such fiscal year.

VULCAN VALUE PARTNERS, LLC

By:	/s/ F. Hampton McFadden, Jr.
Name:	F. Hampton McFadden, Jr.
Title:	Chief Compliance Officer

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	Treasurer